Exhibit 4.1

SERIES 2015-1, CLASS C-2022

INDENTURE SUPPLEMENT

between

CROWN CASTLE TOWERS LLC

CROWN CASTLE SOUTH LLC

CROWN COMMUNICATION LLC

CROWN CASTLE TOWERS 05 LLC

CROWN CASTLE PR LLC

CROWN CASTLE MU LLC

CROWN CASTLE MUPA LLC

as Issuers

and

The Bank of New York Mellon,

as successor to

The Bank of New York

as successor to

JPMorgan Chase Bank, N.A.

as Indenture Trustee

dated as of May 15, 2015

Authorizing the Issuance of

$300,000,000

Senior Secured Tower Revenue Notes, Series 2015-1, Class C-2022

-i-

SERIES 2015-1, CLASS C-2022

INDENTURE SUPPLEMENT

THIS SERIES 2015-1, Class C-2022 INDENTURE SUPPLEMENT (this “Series 2015-1 Indenture Supplement”), dated as of May 15, 2015, is between CROWN CASTLE TOWERS LLC, a Delaware limited liability company (the “Issuer Entity”), CROWN CASTLE SOUTH LLC, a Delaware limited liability company, CROWN COMMUNICATION LLC, a Delaware limited liability company (together with the Issuer Entity, the “Initial Issuers”), CROWN CASTLE TOWERS 05 LLC, a Delaware limited liability company, CROWN CASTLE PR LLC, a Puerto Rico limited liability company, CROWN CASTLE MU LLC, a Delaware limited liability company and CROWN CASTLE MUPA LLC, a Delaware limited liability company (collectively, the “Additional Issuers”, and, together with the Initial Issuers, the “Issuers”), and The Bank of New York Mellon (as successor to The Bank of New York as successor to JPMorgan Chase Bank, N.A.), a New York banking corporation, as indenture trustee and not in its individual capacity (in such capacity, the “Indenture Trustee”).

RECITALS

WHEREAS, the Initial Issuers entered into an Indenture, dated as of June 1, 2005 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), between the Initial Issuers and the Indenture Trustee;

WHEREAS, the Initial Issuers and Crown Castle PT Inc., a Delaware corporation, Crown Communication New York, Inc., a Delaware corporation, and Crown Castle International Corp. de Puerto Rico, a Puerto Rico corporation (the “Disposed Entities”) entered into the Series 2005-1 Indenture Supplement, dated as of June 1, 2005, between the Initial Issuers, the Disposed Entities and the Indenture Trustee, pursuant to which, along with the Indenture, the Initial Issuers and the Disposed Entities issued the Series 2005-1 Notes;

WHEREAS, the Initial Issuers and the Disposed Entities entered into the indenture supplement, dated as of September 26, 2006, between the Initial Issuers, the Disposed Entities and the Indenture Trustee, pursuant to which the Initial Issuers amended certain provisions of the Indenture;

WHEREAS, each Additional Issuer became an Issuer under the Indenture pursuant to the Series 2006-1 Indenture Supplement, dated as of November 29, 2006, between the Issuers, the Disposed Entities and the Indenture Trustee, pursuant to which, along with the Indenture, the Issuers and the Disposed Entities issued the Series 2006-1 Notes, and agreed to be bound by and perform all of the obligations of an Issuer under the Indenture and the other Transaction Documents and, upon the designation of the Additional Issuers as Asset Entities under the Indenture, the Tower Sites of the Additional Issuers were added to the Assets supporting the Notes in accordance with Section 2.12 of the Indenture;

WHEREAS, the Issuers and the Disposed Entities entered into the Series 2010-1 Indenture Supplement, dated as of January 15, 2010, between the Issuers, the Disposed Entities and the Indenture Trustee, the Series 2010-2 Indenture Supplement, dated as of January 15, 2010, between the Issuers, the Disposed Entities and the Indenture Trustee and the Series 2010-3

Indenture Supplement, dated as of January 15, 2010, between the Issuers, the Disposed Entities and the Indenture Trustee, pursuant to which, along with the Indenture, the Issuers and the Disposed Entities issued the Series 2010-1 Notes (the “Series 2010-1 Notes”), the Series 2010-2 Notes (the “Series 2010-2 Notes”) and the Series 2010-3 Notes (the “Series 2010-3 Notes”), respectively, and made certain amendments to the Indenture;

WHEREAS, the Issuers and the Disposed Entities entered into the Series 2010-4 Indenture Supplement, dated as of August 16, 2010, between the Issuers, the Disposed Entities and the Indenture Trustee, the Series 2010-5 Indenture Supplement, dated as of August 16, 2010, between the Issuers, the Disposed Entities and the Indenture Trustee and the Series 2010-6 Indenture Supplement, dated as of August 16, 2010, between the Issuers, the Disposed Entities and the Indenture Trustee, pursuant to which, along with the Indenture, the Issuers and the Disposed Entities issued the Series 2010-4 Notes (the “Series 2010-4 Notes”), the Series 2010-5 Notes (the “Series 2010-5 Notes”) and the Series 2010-6 Notes (the “Series 2010-6 Notes”), respectively;

WHEREAS, pursuant to a supplement to the Indenture and an omnibus release agreement, both dated as of June 30, 2014, the Disposed Entities ceased to constitute Asset Entities and Issuers under, and for all purposes of, the Indenture and the Notes and all liens on the collateral related to the Tower Sites of such Disposed Entities were released;

WHEREAS, the Issuers desire to enter into this Series 2015-1 Indenture Supplement in order to (i) issue Additional Notes pursuant to the terms of the Indenture and Section 2.12 thereof and (ii) make certain amendments to the Indenture;

WHEREAS, the Issuers have duly authorized the issuance of $300,000,000 of Senior Secured Tower Revenue Notes, Series 2015-1, consisting of one class designated as Class C-2022 (the “Series 2015-1 Notes”), and the Indenture Trustee has agreed to the issuance of the Series 2015-1 Notes as Additional Notes under the Indenture;

WHEREAS, the Issuers have also duly authorized the issuance, concurrently herewith, of $700,000,000 of Senior Secured Tower Revenue Notes, Series 2015-2 under the Series 2015-2, Class C-2025 Indenture Supplement, dated as of the date hereof, between the Issuers and the Indenture Trustee, consisting of one class designated as Class C-2025 (the “Series 2015-2 Notes”), and the Indenture Trustee has agreed to the issuance of the Series 2015-2 Notes under the Indenture;

WHEREAS, a portion of the proceeds of the offering of the Series 2015-1 Notes and Series 2015-2 Notes is being used for the prepayment of all indebtedness under the Series 2010-4 Notes and, upon the prepayment of all indebtedness under the Series 2010-4, no Series 2010-4 Notes will be Outstanding;

WHEREAS, the Series 2015-1 Notes constitute Notes as defined in the Indenture; and

WHEREAS, the Indenture Trustee has agreed to accept the trusts herein created upon the terms herein set forth;

NOW, THEREFORE, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

All defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Indenture. All words and phrases defined in the Indenture shall have the same meaning in this Series 2015-1 Indenture Supplement, except as otherwise appears in this Article. In addition, the following terms have the following meanings in this Series 2015-1 Indenture Supplement unless the context clearly requires otherwise:

“Allocated Note Amount” for (x) any Tower Site will be equal to the sum of (i) $10,000 for each Tower Site plus (ii) the product of (A) a percentage determined as of the Closing Date with respect to such Tower Site based on the positive Annualized Run Rate Net Cash Flow generated by such Tower Site as of December 31, 2014, divided by the total Annualized Run Rate Net Cash Flow generated by all Tower Sites having a positive Annualized Run Rate Net Cash Flow as of as of December 31, 2014 and (B) the Outstanding principal balance of the Series 2010-2 Notes, the Series 2010-3 Notes, the Series 2010-5 Notes, the Series 2010-6 Notes, the Series 2015-1 Notes and the Series 2015-2 Notes as of the respective Closing Dates applicable thereto minus the aggregate amount allocated pursuant to clause (i) above and (y) for any Tower Site which is a replacement Tower Site in connection with a property substitution, the aggregate Allocated Note Amount of all Tower Sites replaced by such Tower Site. Schedule I sets forth the Allocated Note Amount for each Tower Site.

“Annualized Run Rate Net Cash Flow” shall mean, for any Tower Site as of any date of determination, the Annualized Run Rate Revenue for such Tower Site as of such date, less the sum as of such date, of (i) annualized current real estate and personal property taxes (including payments in lieu of taxes), any ground lease payments (including payments relating to the Cingular Sublease) with respect to such Tower Site, (ii) trailing twelve month expenses in respect of such Tower Site for insurance, maintenance (including maintenance capital expenditures), utilities, licenses and permits, and (iii) a management fee equal to 7.5% (or, if the Manager is not Crown International or any of its subsidiaries, a Management Fee equal to a percentage not exceeding 10%) of the Annualized Run Rate Revenue for such Tower Site.

“Annualized Run Rate Revenue” shall mean, as of any date of determination, for any Tower Site, the net annualized rent payable by Tenants for occupancy of a Tower Site as of such date (including site maintenance fees paid, license, easement, and similar fees and revenues pursuant to the Cingular Sublease and fees received as to Economic Benefit Sites and Managed Tower Sites).

“Anticipated Repayment Date” shall mean, with respect to the Series 2015-1 Notes, the Payment Date on May 15, 2022.

“Closing Date” shall mean, with respect to the Series 2015-1 Notes, May 15, 2015.

“Disposed Entities” shall have the meaning ascribed to it in the Recitals hereto.

“Electronic Means” shall mean the following communication methods: S.W.I.F.T., e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Indenture Trustee, or another method or system specified by the Indenture Trustee as available for use in connection with its services hereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction entered into in connection with the implementation thereof (or any law implementing such an intergovernmental agreement).

“FATCA Withholding Tax” shall mean any withholding or deduction required pursuant to FATCA.

“GAAP Amendment Date” means the earlier of (i) the date on which no Series 2010 Notes are Outstanding and (ii) the date on which the Issuers and the Indenture Trustee amend the Indenture, following receipt of the consent of the requisite Noteholders in accordance with the Indenture, to reflect the amendments set forth in Section 4.02 of this Series 2015-1 Indenture Supplement.

“Indenture” shall have the meaning ascribed to it in the Recitals hereto.

“Initial Purchasers” shall mean Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Barclays Capital Inc., Credit Agricole Securities (USA) Inc., J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc., SunTrust Robinson Humphrey, Inc., BBVA Securities Inc., Mizuho Securities USA Inc., RBC Capital Markets, LLC, TD Securities (USA) LLC, Wells Fargo Securities, LLC, Fifth Third Securities, Inc., SMBC Nikko Securities America, Inc., and PNC Capital Markets LLC.

“Note Rate” shall mean the rate per annum at which interest accrues on each Class of each Series of Notes, which, with respect to Class C-2022 of the Series 2015-1 Notes, is set forth in Section 2.01(a) hereof.

“Offering Memorandum” shall mean the Offering Memorandum dated April 30, 2015, relating to the issuance by the Issuers of the Series 2015-1 Notes and the Series 2015-2 Notes.

“Payment Date” shall mean the 15th day of each month or, if any such 15th day is not a Business Day, the next succeeding Business Day, beginning June 2015 with respect to the Series 2015-1 Notes.

“Post ARD Note Spread” shall mean, for the Series 2015-1 Notes, 1.45%.

“Purchase Agreement” shall mean the Purchase Agreement dated April 30, 2015, among the Issuers, Crown International, the Guarantor and Morgan Stanley & Co. LLC, relating to the purchase by the Initial Purchasers of the Series 2015-1 Notes and the Series 2015-2 Notes.

“Rated Final Payment Date” shall have the meaning ascribed to it in Section 2.01(b) hereof.

“Record Date” shall mean, with respect to any Payment Date, the close of business on the last Business Day of the month immediately preceding the month in which such Payment Date occurs.

“Series 2010 Notes” shall mean the Series 2010-1 Notes, the Series 2010-2 Notes, the Series 2010-3 Notes, the Series 2010-4 Notes, the Series 2010-5 Notes and the Series 2010-6 Notes.

“Series 2010-1 Notes” shall have the meaning ascribed to it in the Recitals hereto.

“Series 2010-2 Notes” shall have the meaning ascribed to it in the Recitals hereto.

“Series 2010-3 Notes” shall have the meaning ascribed to it in the Recitals hereto.

“Series 2010-4 Notes” shall have the meaning ascribed to it in the Recitals hereto.

“Series 2010-5 Notes” shall have the meaning ascribed to it in the Recitals hereto.

“Series 2010-6 Notes” shall have the meaning ascribed to it in the Recitals hereto.

“Series 2015-1 Notes” shall have the meaning ascribed to it in the Recitals hereto.

“Series 2015-2 Notes” shall have the meaning ascribed to it in the Recitals hereto.

Words importing the masculine gender include the feminine gender. Words importing persons include firms, associations and corporations. Words importing the singular number include the plural number and vice versa. Additional terms are defined in the body of this Series 2015-1 Indenture Supplement.

In the event that any term or provision contained herein with respect to the Series 2015-1 Notes shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Series 2015-1 Indenture Supplement shall govern.

ARTICLE II

SERIES 2015-1 NOTE DETAILS; FORM OF SERIES 2015-1 NOTES

Section 2.01. Series 2015-1 Note Details.

(a) The aggregate principal amount of the Series 2015-1 Notes which may be initially authenticated and delivered under this Series 2015-1 Indenture Supplement shall be issued in one class having the class designation, Initial Class Principal Balance, Note Rate and rating set forth below (except for Series 2015-1 Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of Notes pursuant to Section 2.02 of the Indenture):

Class	Initial Class Principal Balance	Note Rate	Rating (Moody’s/Fitch)
Class C-2022	$300,000,000	3.222%	A2(sf)/Asf

(b) The aggregate Outstanding Class Principal Balance of Series 2015-1 Notes shall be due and payable in full on the Payment Date in May 15, 2042 (such Payment Date, the “Rated Final Payment Date”).

(c) For purposes of determining Accrued Note Interest, the Series 2010-2 Notes, Series 2010-3 Notes, Series 2010-5 Notes, Series 2010-6 Notes, Series 2015-1 Notes and Series 2015-2 Notes shall be deemed to be Class C Notes.

(d) The Series 2015-1 Notes shall be deemed to be “Fixed Rate Notes” as defined in the Indenture.

Section 2.02. Delivery of Series 2015-1 Notes.

Upon the execution and delivery of this Series 2015-1 Indenture Supplement, the Issuers shall execute and deliver to the Indenture Trustee and the Indenture Trustee shall authenticate the Series 2015-1 Notes and deliver the Series 2015-1 Notes to the Depositary.

Section 2.03. Forms of Series 2015-1 Notes.

The Series 2015-1 Notes shall be in substantially the form set forth in the Indenture, each with such variations, omissions and insertions as may be necessary.

ARTICLE III

REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 3.01. Representations of Issuer Entity.

(a) The Issuer Entity represents and warrants to the Indenture Trustee that the statements set forth in Article VI of the Indenture will be true, correct, and complete in all material respects as of the date hereof, and in addition, represents and warrants as to Section 6.01 (a) or (b), as applicable, and (c) as to each of the Additional Issuers.

(b) The Issuer Entity represents and warrants as of the date hereof to the Indenture Trustee that no Default or Event of Default has occurred and is continuing.

(c) The Issuer Entity represents and warrants that it will use the proceeds from the Notes issued on the date hereof to prepay the indebtedness under the Series 2010-4 Notes.

Section 3.02. Covenants of Issuer Entity.

The Issuer Entity covenants and agrees that until payment in full of the Notes, all accrued and unpaid interest and all other Obligations, the Issuer Entity shall, and shall cause all Persons to, perform and comply with the covenants in Article VII of the Indenture applicable to such Person.

Section 3.03. Single-Purpose, Bankruptcy-Remote Representations, Warranties and Covenants.

The Issuer Entity hereby represents, warrants and covenants as of the date hereof and until such time as all Obligations are paid in full, as to itself and the other Issuer Parties, that each of the representations and warranties in Section 8.01 of the Indenture are true and correct as of the date hereof and the Issuer Entity shall, and shall cause the other Issuer Parties to, perform and comply with the covenants of Section 8.01 of the Indenture applicable to such Issuer Party.

ARTICLE IV

AMENDMENTS TO INDENTURE

Section 4.01. Amendment to Prepayment. The following amendments to the Indenture shall be effective from and after the Closing Date solely with respect to the Series 2015-1 Notes:

(a) The definition of “Yield Maintenance” shall be amended by replacing “six (6) months” with “twelve (12) months”.

(b) Each reference to “six (6) months” in Sections 2.09(a) and (b) shall be replaced with “twelve (12) months”.

Section 4.02. Amendment to the definition of GAAP. The following amendments to the Indenture shall be effective from and after the GAAP Amendment Date:

(a) The definition of “GAAP” in the Indenture shall be replaced in its entirety by the following:

“GAAP” shall mean United States Generally Accepted Accounting Principles as in effect from time to time; provided that, upon delivery of a GAAP Notice from the Issuer Entity to the Indenture Trustee, “GAAP” shall thereafter (or until such notice is otherwise revoked in writing by the Issuer Entity) mean United States Generally Accepted Accounting Principles as in effect on the Specified Date (as defined in the definition of “GAAP Notice”) set out in such GAAP Notice.

(b) The following definition shall be included in Section 1.01 of the Indenture in the appropriate alphabetical order:

“GAAP Notice” means a written notice from the Issuer Entity to the Indenture Trustee that there has been a change in United States Generally Accepted Accounting Principles since December 31, 2014 and that the Issuer Entity is electing to apply United States Generally Accepted Accounting Principles as in effect on a date specified in such notice by the Issuer Entity (the “Specified Date”), which Specified Date shall be a date selected by the Issuer Entity that is on or after December 31, 2014.

(c) The following new paragraph (i) shall be included in Section 1.02 of the Indenture in the appropriate alphabetical order:

(i) upon delivery of a GAAP Notice (and until such notice is revoked in writing by the Issuer Entity), all references in the Indenture to “GAAP”, “GAAP as in effect from time to time” or similar references shall mean United States Generally Accepted Accounting Principles as in effect on the Specified Date (as defined in the definition of “GAAP Notice”) set out in such GAAP Notice.

ARTICLE V

GENERAL PROVISIONS

Section 5.01. Electronic Means

The Indenture Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Issuers shall provide to the Indenture Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuers whenever a person is to be added or deleted from the listing. If the Issuers elect to give the Indenture Trustee Instructions using Electronic Means and the Indenture Trustee in its discretion elects to act upon such Instructions, the Indenture Trustee’s understanding of such Instructions shall be deemed controlling. The Issuers understand and agree that the Indenture Trustee cannot determine the identity of the actual sender of such Instructions and that the Indenture Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Indenture Trustee have been sent by such Authorized Officer. The Issuers shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Indenture Trustee and that the Issuers and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuers. The Indenture Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Indenture Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuers agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Indenture Trustee, including without limitation the risk of the Indenture Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Indenture Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuers; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Indenture Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 5.02. FATCA.

The Issuer Entity hereby covenants with the Indenture Trustee that, upon written request, it will provide the Indenture Trustee, to the extent available, with sufficient information so as to enable the Indenture Trustee to determine whether or not any payments made by it pursuant to this Indenture are classified as “withholdable payments” or “foreign pass thru payments” under FATCA. The Indenture Trustee shall be entitled to deduct FATCA Withholding Tax, and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA Withholding Tax. Nothing in the immediately preceding sentence shall be construed as obligating the Issuers to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted.

Section 5.03. Date of Execution.

This Series 2015-1 Indenture Supplement for convenience and for the purpose of reference is dated as of May 15, 2015.

Section 5.04. Governing Law.

THIS SERIES 2015-1 INDENTURE SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY OF ITS PRINCIPLES OF CONFLICTS OF LAWS WHICH WOULD INVOKE THE SUBSTANTIVE LAW OF A DIFFERENT JURISDICTION) AS TO ALL MATTERS, INCLUDING WITHOUT LIMITATION, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES. THE ISSUERS IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS INDENTURE SUPPLEMENT.

Section 5.05. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.06. Severability.

In case any provision in this Series 2015-1 Indenture Supplement shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.07. Counterparts.

This Series 2015-1 Indenture Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument.

Section 5.08. Amendments to the definition of GAAP.

By acceptance of an Offered Note or any interest therein, each Holder of Series 2015-1 Notes will be deemed to have consented to the amendments set forth in Section 4.02 of this Series 2015-1 Indenture Supplement and the Indenture Trustee shall be authorized to execute such amendments as if such consent shall have been provided.

ARTICLE VI

APPLICABILITY OF INDENTURE

Section 6.01. Applicability.

The provisions of the Indenture are hereby ratified, approved and confirmed, except as otherwise expressly modified by this Series 2015-1 Indenture Supplement. The representations, warranties and covenants contained in the Indenture (except as expressly modified herein) are hereby reaffirmed with the same force and effect as if fully set forth herein and made again as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuers and the Indenture Trustee have caused this Indenture to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

CROWN CASTLE TOWERS LLC, as Issuer

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Senior Vice President, Chief Financial Officer & Treasurer

CROWN CASTLE SOUTH LLC, as Issuer

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Senior Vice President, Chief Financial Officer & Treasurer

CROWN COMMUNICATION LLC, as Issuer

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Senior Vice President, Chief Financial Officer & Treasurer

CROWN CASTLE TOWERS 05 LLC, as Issuer

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Senior Vice President, Chief Financial Officer & Treasurer

Series 2015-1, Class C-2022 Notes Indenture Supplement

CROWN CASTLE PR LLC, as Issuer

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Senior Vice President, Chief Financial Officer & Treasurer

CROWN CASTLE MU LLC, as Issuer

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Senior Vice President, Chief Financial Officer & Treasurer

CROWN CASTLE MUPA LLC, as Issuer

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Senior Vice President, Chief Financial Officer & Treasurer

THE BANK OF NEW YORK MELLON, as successor to The Bank of New York as successor to JPMorgan Chase Bank, N.A., not in its individual capacity but solely as Indenture Trustee

By:	/s/ Leslie Morales
Name:	Leslie Morales
Title:	VP

Series 2015-1, Class C-2022 Notes Indenture Supplement